Exhibit 99.1

TEARLAB CLOSES ACQUISITION BY ACCELMED PARTNERS

Advancing Company’s Plans to Build Comprehensive Dry Eye Care Platform

ESCONDIDO, Calif., July 9, 2020 — TearLab Corporation (TearLab), a leader in diagnostics for dry eye disease (DED), today announced their acquisition by Accelmed Partners II (AP-II). As a newly formed private company, TearLab is now positioned to pursue further development of its next-generation Discovery™ platform and seek out targeted acquisition opportunities that support a comprehensive portfolio to better meet DED market dynamics and patient care needs.

“We are very excited to close this transaction with TearLab. Over the past years we spent many days listening to ophthalmologists and optometrists and learning their needs. We are investing in an exceptional team that is primed to execute directly against some of the most important and frequently mentioned unmet needs,” commented Accelmed Partners’ General Partner, Lior Shav. “Working together, Accelmed and TearLab management will combine unique skills and expertise to create a stronger company poised to succeed in the DED market.”

The global DED market is projected to grow from $4.42 billion in 2018 to $7.73 billion by the end of 2026.1 An increasing number of dry eye clinical trials, new therapeutic options coupled with continued investment in research and development activities, provide strong tailwinds to support this tremendous market opportunity in the coming years.

“Diagnosis and management of ocular surface disease, blepharitis, and DED is important, not only because of patient complications associated with these conditions but also our growing awareness of the relationship between DED and quality of vision,” shared Francis S. Mah, MD, Director of Cornea Service at Scripps Clinic (La Jolla, CA) and Chair of ASCRS Cornea Clinical Committee. “I am delighted TearLab is pursuing a comprehensive portfolio as both eyecare professionals and patients alike will benefit from a greater understanding of this disease.”

DED is the most common chronic ophthalmic disorder. TearLab’s years of experience and research in DED strongly position the company to provide the eyecare community with meaningful advances in this under-resourced and under-served market.

“This is a promising new chapter for TearLab. Our investment into a wider portfolio of DED diagnostics and treatments will not only offer physicians a broader range of DED management strategies, but also strengthen our leadership position as experts in the dry eye space.” stated Seph Jensen, TearLab’s Chief Executive Officer. “The past few months have been extremely difficult for many practices as they recover from the impact of COVID-19. We aim to provide more opportunities for eye care practices to grow their services while enhancing care to patients.”

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively testing for disease bio-markers in tears at the point-of-care. The TearLab® Osmolarity Test, to aid in the diagnosis Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System.

About Accelmed Partners

Accelmed Partners (www.accelmed.com) is a leading U.S. based private equity firm focused on investments in commercial stage HealthTech companies. Accelmed is based in New York City.

1.	Fortune Business Insights, March 09, 2020

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